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                                                                     EXHIBIT 4.5


                      AMENDMENT TO THE CRESTAR MERGER PLAN
                            FOR TRANSFERRED EMPLOYEES
                AS AMENDED AND RESTATED THROUGH DECEMBER 31, 1994



The Crestar Merger Plan for Transferred Employees, as amended and restated through December 31, 1994, and as subsequently amended, is further amended as set forth below, effective January 1, 1998:

1. Plan Section 4.4(b)(1) is amended by revising the first to sentence to read as follows:

                  (1) To the extent that a Participant's excess Annual Additions are attributable to 401(k) Contributions or nondeductible voluntary employee contributions, those 401(k) Contributions or nondeductible voluntary employee contributions, and any earnings thereon, may be returned to the Participant in the Limitation Year in which they are determined to be excess Annual Additions and will reduce that Participant's excess Annual Addition.

2. Plan Section 8.1(a) is amended by changing the references to "$3,500" to "$5,000."

3. Plan Section 8.5(a) is amended by changing the references to "$3,500" to "$5,000."

4. Plan Sections 9.3(a) and (b) are amended by changing the references to "$3,500" to "$5,000."